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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

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                                  FORM 11-K/A

                 ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                     For the Period Ended December 31, 1996
                          Commission File No.: 0-23146

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                              REDFED BANCORP INC.
               (Exact Name of Issuer as Specified in its Charter)

       Delaware                                        33-0588105
(State of Incorporation)                    (IRS Employer Identification No.)

               300 East State Street, Redlands, California 92373
                    (Address of Principal Executive Offices)

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                             Redlands Federal Bank
                          Employee 401(k) Savings Plan
         (Formerly Redlands Federal Bank Employee Profit Sharing Plan)
                            (Full Title of the Plan)

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[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
     1934.  For the fiscal year ended December 31, 1996.

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
 -   OF 1934 [NO FEE REQUIRED].
     For the transition period ________________ to ______________.

Anne Bacon                                   Copies to:
President and Chief Executive Officer        James R. Walther, Esq.
RedFed Bancorp Inc.                          Mayer, Brown & Platt
300 East State street                        350 South Grand Avenue
Redlands, California 92373                   25th Floor
(909) 335-3551                               Los Angeles, CA 90071-1503
(Name, Address and Telephone                 (213) 229-9500
Number of Agent for Service)
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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this Annual Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 27, 1997                  Redlands Federal Bank
                                       Employee 401(k) Savings Plan


                                       By: /s/ William T. Hardy, Jr.
                                          ---------------------------
                                          William T. Hardy, Jr.
                                          Plan Administrator